EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective the 1st day of March, 2006.

BETWEEN:

Upstream Biosciences Inc., a company incorporated under the laws of Province of British Columbia having its head office at 806-699 Cardero Street, Vancouver, British Columbia V6G 3H7

(the “Company”)

AND:

Dexster Smith, a businessman with an address at

(the “Employee”)

WHEREAS the Company would like to engage the Employee as an employee of the Company, and the Employee would like to be engaged by the Company as an employee, on the terms and conditions contained herein;

IN CONSIDERATION of the mutual agreements in this Agreement and subject to the terms and conditions specified in this Agreement, the parties agree as follows:

1.	Definitions

1.1                        In this Agreement, including the recitals and the schedules, the defined words and expressions have the meanings set out in Schedule “A” to this Agreement unless the context otherwise requires.

2.	Scope of Employment

2.1                        Position and Title. The Company engages the Employee as a full-time employee of the Company. The Employee hereby agrees to such engagement. The Employee will have such titles as may be determined by the Superior. The Employee’s initial title will be President.

2.2                        Duties. The Employee will carry out the duties typically performed by a President of a life sciences company (the “Duties”).

2.3                        Commitment of the Employee. The Employee shall use his best efforts to promote the interests of the Company, and shall carry out his Duties honestly, in good faith and in the best interests of the Company.

3.	Salary, Bonuses and Benefits

3.1                        Salary. The Company will pay to the Employee a starting annual base salary of $85,000, exclusive of Bonuses and Benefits (the “Salary”). The Company will increase the Salary to $120,000, exclusive of Bonuses and Benefits, upon the provisional filing of a US patent on the application of its DNA biomarkers to enhancing accuracy of existing prostate cancer diagnostic tests. The Company will further increase the Salary to $150,000, exclusive of Bonuses and Benefits, upon the provisional filing of US patents for DNA biomarkers for two additional diseases. The Salary will be payable in equal semi-monthly instalments on the fifteenth and second-last day of each month, commencing on March 1, 2006.

3.2                        Bonus. The Company will pay to the Employee a bonus of $25,000 upon the provisional filing of a US patent on the application of its DNA biomarkers to enhancing accuracy of existing prostate cancer diagnostic tests. The Company will pay to the Employee a further bonus of $25,000 upon the provisional filing of US patents for DNA biomarkers for two additional diseases. The Company will review the Employee’s bonus annually within one month of the anniversary date of this Agreement, and will establish an annual bonus of 40% of the Salary or more, to be paid to the Employee based on milestones mutually agreed to by the Company and the Employee.

3.3                        Reimbursement of Expenses. The Company will reimburse the Employee for all reasonable expenses incurred in the performance of his Duties, and provided that the Employee provides the Company with a written monthly expense report with supporting documentation, in a form satisfactory to the Superior. The Company will reimburse the Employee for all reasonable fees incurred by the Employee to obtain legal and tax advice in connection with the Agreement and his employment.

3.4                        Health Insurance. The Company shall provide the Employee with group accident, medical, dental and hospital insurance coverage (“Insurance”) in accordance with the Policies of the Company in effect from time to time.

3.5                        Vacation Entitlement. The Employee shall be entitled to 28 days paid vacation (“Vacation”) during each full fiscal year of employment (pro-rated for any partial fiscal years during which the Employee is employed). In addition, the Employee shall be entitled to paid statutory holidays and the number of paid holidays (“Holidays”) provided for under the Policies of the Company in place from time to time. The Employee’s Vacation entitlement will increase, if at all, in accordance with the Company’s Vacation Policy in place from time to time.

3.6                        Stock Options. The Company will grant to the Employee a stock option (the “Stock Option”) entitling the Employee to acquire Shares of the Company. The Stock Option will:

(a)	be subject to the terms and conditions of the Company’s Stock Option Plan in place as of the time the Stock Option is granted;
(b)

entitle the Employee to purchase up to 400,000 common shares of the Company at an exercise price of $X per Share, with a vesting schedule as follows: three-eighths (150,000) of the Stock Option will vest on February 28, 2007, three-eighths (150,000) of the Stock Option will vest on February 28, 2008 and the remaining two-eighths (100,000) of the Stock Option will vest on February 28, 2009;

(c)	otherwise be subject to the requirements of any stock exchange, securities commission or other similar regulatory body having jurisdiction; and
(d)	immediately vest in its entirety upon a Change of Control.

3.7                        D&O Indemnity Insurance. The Company shall obtain and provide to the Employee the same level of director’s and officer’s indemnity insurance as is usually and customarily obtained by comparable life sciences companies.

3.8                        Other Benefits. In addition to the Insurance, Vacation, Holidays and Stock Option referred to herein, the Employee shall be entitled to participate in any other employee benefits which the Company may from time to time provide to its employees. The Insurance, Vacation, Holidays, Stock Option and other benefits collectively being referred to herein as the “Benefits”.

3.9                        Deductions and Remittances. The Company shall be entitled to deduct and retain from the Salary, Bonuses and Benefits due to the Employee, and remit to the required governmental authority, any amount that it may be required by law or regulation to deduct, retain and remit including, without limitation, Federal and Provincial income tax, Canada Pension Plan, and Employment Insurance deductions and remittances.

4.	Termination

4.1                        Employee’s Right to Terminate for any Reason. The Employee may terminate this Agreement and his employment for any reason at any time upon providing 14 days advance notice in writing to the Company. The Company shall be obliged to pay the Salary, and any Bonuses and Benefits earned and accrued but not paid, due up to the date of termination, with such payment to be made within 6 days of the date of termination. Bonuses partially earned but not yet payable as of the date of termination shall be paid to the Employee.

4.2                        Company’s Right to Terminate for Cause. The Company may terminate this Agreement and the Employee’s employment for Cause at any time on written notice to the Employee. The Company shall pay the Salary and any Bonuses and Benefits earned and accrued but not paid that are due up to the date of termination, with such payment to be made within 2 days of the date of termination. Bonuses partially earned but not yet payable as of the date of termination shall be paid to the Employee.

4.3                        Company’s Right to Terminate without Cause. The Company may terminate the employment of the Employee without Cause at any time on 90 days written notice to the Employee. The Company shall be obliged to pay the Salary, and any Bonuses and Benefits earned and accrued but not paid, due up to the date of termination, with such payment to be made within 6 days of the date of delivery of the notice. Bonuses partially earned but not yet payable as of the date of termination shall be payable.

4.4                        Severance. If the Employee’s employment is terminated for any reason, either by the Employee or the Company, the Company shall pay $150,000 as a retiring allowance to the Employee within 30 days of the notice of termination (the “Severance”).

5.	Confidential Information

5.1                        Confidentiality. All Confidential Information shall, during the Term of this Agreement and for a period of 12 months thereafter, be held by the Employee in a fiduciary capacity for the Company, in the strictest confidence, and shall be used or disclosed by the Employee solely for the benefit of the Company and its Affiliates, and shall not be used or disclosed by the Employee, directly or indirectly, for any purpose other than for the benefit of the Company.

5.2                        Copying and Delivery of Records. The Employee shall not, either during the Term of this Agreement or for a period of 12 months thereafter, directly or indirectly, cause or permit any Confidential Information to be copied or reproduced other than in the ordinary course of the Employee’s Duties. The Employee shall promptly return to the Company all written information, disks, tapes, memory devices and all copies of any of Confidential Information of the Company forthwith upon the Company’s request, at any time, to do so.

6.	Intellectual Property

6.1                        Works for Hire. The Employee agrees that any Intellectual Property created by the Employee in the course of the Employee’s Duties are subject to Section 13(3) of the Copyright Act (Canada) and to the “work for hire” provisions of the United States Copyright Law, Title 17 of the United States Code. The Employee acknowledges and agrees that, to the extent the provisions of the Copyright Act (Canada) or the copyright laws of the United States do not vest in the Company the copyrights to any Intellectual Property created by the Employee in the course of the Employee’s Duties, the Employee hereby irrevocably assigns to the Company all right, title and interest to copyrights which the Employee may have in such Intellectual Property, and hereby waives any moral rights which the Employee may have under the Copyright Act (Canada) or similar legislation anywhere in the world with respect to Intellectual Property created by the Employee in the course of the Employee’s Duties.

6.2                         Employee Intellectual Property. The Employee has developed and has the right to develop intellectual property outside the Business of the Company that will remain owned by the Employee without any claims by the company. Intellectual Property owned by the Employee includes but is not limited to provisional patents in Schedule “B” to this Agreement. The Company has no claims on prior Intellectual Property developed by the Employee or on such intellectual property developed by the Employee outside of his Duties, except as may be defined in a dedicated employee assignment agreement between the parties.

7.	Remedies

7.1                        Injunctive Relief and Remedies not Exclusive. In the case of a breach of this Agreement by the Employee, in addition to any other remedy available to the Company or to its Affiliates, the Company and its Affiliates shall be entitled to seek relief by way of restraining order, injunction, decree or otherwise. The remedies provided to the Company and its Affiliates under this Agreement are cumulative and not exclusive to each other, and no such remedy shall be deemed to affect any right to which they are entitled to seek at law, in equity or by statute.

8.	General
8.1	Time. Time shall be of the essence in this Agreement.

8.2                        Severability. If any whole or partial provision of this Agreement (the “Offending Provision”) is declared or becomes unenforceable, invalid or illegal for any reason whatsoever, then the remainder of this Agreement shall remain in full force and effect as if this Agreement had been executed without the Offending Provision.

8.3                        Assignment and Enurement. This Agreement is not assignable by the Employee in whole or in part without the prior written consent of the Company. This Agreement shall enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

8.4	Currency. Unless otherwise specified herein, all references to currency are to US dollars.

8.5                        Governing Law and Attornment. This Agreement shall be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable in British Columbia, and the parties irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts and appellate courts of British Columbia in that regard.

8.6                        Entire Agreement. This Agreement represents the entire agreement between the parties in respect to the subject matter of this Agreement .

8.7                        Waiver and Amendments. No failure or delay by either party in exercising any power or right under this Agreement shall operate as a waiver of such power or right. No single or partial exercise of any right or power under this Agreement shall preclude any further or other exercise of such right or power. No amendment, change, modification or waiver of this Agreement shall be valid unless it is in writing and signed by each party to this Agreement.

8.8                        Further Assurances. Each of the parties shall promptly execute and deliver such further documents and assurances and take such further actions as may from time to time be required to carry out the intent and purpose of this Agreement.

8.9                        Notice. Any notice, direction, request or other communication required or contemplated by any provision of this Agreement shall be given in writing and shall be given by delivering, faxing or emailing same to the parties as follows:

(a)	To the Company at:

Upstream Biosciences Inc.

806-699 Cardero Street, Vancouver, British Columbia V6G 3H7

Attention:  Steve Bajic

Fax No:  (604) 288-8376

Email:  (604 682-7006

(b)	To the Employee at the contact information provided below.

Any such notice, direction, request or other communication shall be deemed to have been given or made on the date on which it was delivered or, in the case of fax, on the next business day after receipt of transmission.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals effective as of the date first above written.

SIGNED, SEALED AND DELIVERED BY

UPSTREAM BIOSCIENCES INC. per:

/s/ Steve Bajic

Authorized Signatory

Name of Signatory: Steve Bajic
Title of Signatory: Director
Full Name of Employee:	Dexster Smith

Full Address of Employee (including postal code):

Home Phone:

Home Fax:

SIGNED, SEALED AND DELIVERED

by Dexster Smith:

/s/ Dexster Smith

Signature of Employee

SCHEDULE “A”

Definitions

In the Agreement to which this Schedule is attached, the following words and expressions have the following meanings unless the context otherwise requires:

(a)

“Affiliate” means any person or entity controlled by, controlling or under common control with the Company. For the purposes of this definition, the term “control” when used with respect to any person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether as an officer or director, through the ownership of voting securities, by contract or otherwise. The term Affiliate of the Company specifically includes:

(i)	any subsidiary or parent of the Company; and
(ii)

any company or enterprise, individuals or their successors, any subsidiary or parent of any of them or of the Company which owns, directly or indirectly, more than 10% of the voting securities or any similar indicia of ownership.

(b)	“Board” means the Board of Directors of the Company in place from time to time.
(c)	“Business” or “Business of the Company” means:
(i)	development and validation of DNA SNP markers for cancer susceptibly and drug response, as such business grows and evolves during the Term of this Agreement.
(d)	“Cause” includes, without limitation, the following:
(i)	the Employee’s failure or refusal to faithfully or diligently perform his Duties or meet his obligations under this Agreement, including any breach of any term of this Agreement;
(ii)	the Employee’s failure or refusal to comply in good faith with the instructions given by his Superior from time to time;
(iii)	the Employee’s failure or refusal to comply with the Policies established by the Company from time to time;
(iv)	the Employee’s commission of any act of gross negligence or gross incompetence in the conduct of his Duties, or in the performance of his obligations under this Agreement; and
(v)	the Employee’s fraud, dishonesty or other misconduct, wilful or otherwise, including, without limitation, the Employee being:
(A)	convicted of a criminal offence involving fraud or dishonesty; or
(B)

sanctioned by a corporate registry, stock exchange, securities commission or other similar regulatory organization in respect of a breach of corporate, commercial or securities rules, policies, laws or regulations;

For the purposes of this definition and without limitation, Cause does not include a reduction in the Employee’s Salary, Bonuses or Benefits implemented by the Company acting in good faith to respond to adverse market conditions, or in response to adverse cash flow issues then being faced by the Company.

(e)	“Change of Control” shall have occurred on the happening of any of the following:
(i)	a person other than the current control person or persons of the Company (as that term is defined in the Securities Act (British Columbia)) becomes a control person of the Company; or
(ii)	50% or more of the Voting Shares of the Company become owned beneficially by a person or group of persons acting jointly or in concert, other than a Subsidiary of the Company;
(iii)

the individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) of the Board of Directors of the Company; provided, however, that if the election, or nomination for election, of any new Directors was approved by a vote of at least two-thirds of the Incumbent Board, such new Director shall be considered as a member of the Incumbent Board; or

(iv)

there is a merger or amalgamation of the Company with one or more corporations as a result of which, immediately following such merger or amalgamation, the shareholders of the Company as a group will hold less than a majority of the outstanding capital stock of the surviving corporation; or

(v)

the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any event or transaction or series of events or transactions referred to in subsections (i), (ii), (iii) or (iv) above;

provided “Change of Control” shall also include the execution by the Company or any Affiliate of the Company of an agreement which, if carried out, would result in the occurrence of any event or transaction or series of events or transactions referred to in subsections (i), (ii), (iii) or (iv) above, but only with respect to a termination of employment occurring after the execution of such agreement and before the expiration or termination of such agreement (without the transactions contemplated thereby having been completed);

(f)	“Confidential Information” means information disclosed to the Employee, known by the Employee or developed by the Employee (alone or with others) as a consequence of or through:
(i)	his position as a director, officer, employee or consultant of the Company or of an Affiliate of the Company; or
(ii)	his relationship with the Company or an Affiliate of the Company;

which information is not generally known in the industry in which the Company or its Affiliates are or may operate, but only to the extent that such information relates to the Business of the Company including, without limitation, information relating to:

(iii)	technologies, services and products owned, licensed or developed by or for the Company or its Affiliates;

(iv)	Intellectual Property of the Company and its Affiliates;
(v)	existing or potential suppliers, customers and strategic partners of the Company and its Affiliates;
(vi)

business plans, strategic plans, research and development plans, marketing plans, financing plans, merger and acquisition plans, strategic partnering plans, human resource plans, investor relation plans or other corporate and business plans of any kind whatsoever of the Company and of its Affiliates;

(vii)	revenue models, pricing strategies, billing methods of the Company and of its Affiliates; and
(viii)	directors, officers, employees, consultants and professional advisors of the Company and of its Affiliates;

however, Confidential Information does not include information which:

(i)	is or has been generally available to the public by any means, through no fault of the Employee, and without breach of this Agreement; or

(ii)	the Employee is compelled by law to disclose to a court of competent authority;

(iii)	is or has been lawfully disclosed to the Employee by a third party without an obligation of confidentiality being imposed upon the Employee; or

(iv)	has been disclosed without restriction by the Company or by a third party owner of the Confidential Information.
(g)

“Intellectual Property” is used in its broadest sense and means and includes any statutory, common law, equitable, contractual or proprietary interest, recognized currently or in future, in knowledge received or transmitted through investigation, observation, experience, study, instruction, discovery, creation, improvement, or publication, regardless of the form or medium in which the knowledge is embodied and whether or not patentable or copyrightable in respect of the Intellectual Property. The term Intellectual Property includes the following:

(i)	knowledge and its embodiments including:
(A)

technical information, including meeting and collaboration notes, contents of laboratory notebooks, data, formulae, drawings, diagrams, blueprints, know-how, concepts, processes, product plans, service plans, computer software, flowcharts, specifications, design documents, and models; and

(B)	business information including data, databases, business models, market research and forecasts; and customer lists;
(ii)

interests currently recognized including rights of confidence in information, ideas, concepts and know-how, patent rights in inventions, copyrights in artistic, literary, dramatic, musical, and neighbouring works, design rights in designs, and trademark rights in reputations, marks and domain names;

(iii)	copyrightable works of authorship including, without limitation, any technical descriptions for products, user guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials; and

(iv)

all trademarks, trade names, business names, patents, inventions, copyrights, software, source code, object code, service marks, brand names, industrial designs and all other industrial or intellectual property and all applications therefore and all goodwill connected therewith, including, without limitation, all licenses, registered user agreements and all like rights of any kind whatsoever, that may be developed, owned or licensed by the Company or any Affiliate of the Company or otherwise relating to the business of the Company or any other business in which the Company or any Affiliate of the Company may become engaged.

(h)

“Policies” means all of the rules, policies, standards, procedures, guidelines and employment manuals of the Company and of its Affiliates in place from time to time including, without limitation, sexual and other harassment policies, black-out and insider trading policies.

(i)

“Third Party Information” means Confidential Information that has been disclosed to the Company or an Affiliate of the Company by a third party and that the Company or such Affiliate of the Company is obligated to treat as confidential.

(j)	“Share” or “Shares” means, as the case may be, one or more common shares without par value in the capital stock of the Company.
(k)	“Superior” means the employee of the Company to whom the Employee reports and who serves as the Employee’s supervisor, or
(i)	if there is no such person; or
(ii)	if there is one or more persons in that role; or
(iii)	if that person cannot be clearly identified because of overlapping responsibilities or because of other circumstances;

then it is the President of the Company, unless the Employee is:

(iv)	the President of the Company; or
(v)	the Employee is in a position which is clearly senior to the President of the Company; or
(vi)	it is not clear if the Employee holds a position which is senior to the President of the Company;

then the Superior is the Board of the Company and, in any other situation where the issue is in doubt, then the Superior is the Board of the Company.

SCHEDULE “B”

PROVISIONAL PATENTS

Title:

Method for Intellectual Property Management, Royalty Distribution, and Reimbursement for Molecular Diagnostics

Application #:

60/595,553